News Release

SPRINT REPORTS YEAR-OVER-YEAR GROWTH IN WIRELESS SERVICE REVENUE WITH FISCAL YEAR 2018 SECOND QUARTER RESULTS

•	Wireless service revenue grew year-over-year for the first time in nearly five years, excluding the $173 million impact of the new revenue recognition standard

•	Net income of $196 million, operating income of $778 million, and adjusted EBITDA* of $3.3 billion

◦	Fourth consecutive quarter of net income and 11th consecutive quarter of operating income

◦	Highest fiscal second quarter adjusted EBITDA* in 12 years and raising fiscal year 2018 adjusted EBITDA* outlook

•	Net cash provided by operating activities of $2.9 billion and adjusted free cash flow* of $525 million

◦	Positive adjusted free cash flow* in six of the last seven quarters

•	Retail net additions of 95,000

◦	Postpaid net additions for the fifth consecutive quarter

◦	Prepaid net additions in the Boost brand for the seventh consecutive quarter

•	Most improved network among national carriers based on average download speeds

◦	Further improvement expected with nationwide deployment of LTE Advanced features that offer up to two times faster speeds than before

•	Strong progress on digitalization initiatives

◦	Postpaid gross additions in digital channels increased nearly 60 percent year-over-year

OVERLAND PARK, Kan. - Oct 31, 2018 - Sprint Corporation (NYSE: S) today reported year-over-year growth in wireless service revenue for the first time in nearly five years and positive adjusted free cash flow* for the sixth time in the last seven quarters as part of results for the second quarter of fiscal year 2018. The company also announced an increase to its fiscal year 2018 adjusted EBITDA* outlook.

“Sprint reached an important milestone this quarter by returning to year-over-year growth in wireless service revenue two quarters earlier than promised,” said Sprint CEO Michel Combes. “Our strategy of balancing growth and profitability while we increase network investments and add digital capabilities continues to drive solid financial results.”

Wireless Service Revenue Inflection Contributes to Improved Profitability
One quarter after reporting sequential growth, Sprint reported year-over-year growth in wireless service revenue for the first time in nearly five years, when excluding the impact of the new revenue recognition standard. Five consecutive quarters of postpaid net additions and seven consecutive quarters of prepaid net additions within the Boost brand, along with stabilizing ARPU, have contributed to improved revenue trends in the business.

•	Postpaid service revenue grew sequentially for the second consecutive quarter.

•	Prepaid service revenue grew year-over-year for the fourth consecutive quarter.

Sprint reported its fourth consecutive quarter of net income, its 11th consecutive quarter of operating income, and its highest fiscal second quarter adjusted EBITDA* in 12 years, all excluding the positive impact of the new revenue recognition standard. The new revenue recognition standard had a positive impact of $178 million on reported net income and $225 million on reported operating income and adjusted EBITDA* in the quarter.

News Release

Sprint continued to make progress on its multi-year plan to improve its cost structure. Excluding the impact of the new revenue recognition standard and merger costs, the company reported approximately $200 million of combined year-over-year reductions in cost of services and selling, general and administrative expenses in the first half of fiscal 2018. For the full fiscal year, the company expects to deliver gross reductions of more than $1 billion for the fifth consecutive year, with net reductions of less than $500 million after reinvestments.

New Premium Option Joins the Best Lineup of Unlimited Plans
Sprint expanded its portfolio of unlimited data, talk and text plans this quarter by introducing Unlimited Premium, a VIP platinum-style wireless plan tailored for the customer who wants it all. The company also recently launched a selection of unlimited plans for customers who want value, a great network and unlimited data, including the Unlimited Plus, Unlimited Basic, Unlimited Military, and Unlimited 55+ plans. All these plans are part of the company’s “Unlimited for All” initiative to design plans so customers can select the best choice for them.

Increased Network Investments Driving a Better Experience
Sprint’s quarterly network investments, or cash capital expenditures excluding leased devices, nearly doubled year-over-year as the company made continued progress on executing its Next-Gen Network plan.

•	Sprint completed thousands of tri-band upgrades and now has 2.5 GHz spectrum deployed on 70 percent of its macro sites.

•	Sprint added thousands of new outdoor small cells and currently has 21,000 deployed including both mini macros and strand mounts.

•
Sprint continued commercial deployment of Massive MIMO radios, which increase the speed and capacity of the LTE network and, with a software upgrade, will provide mobile 5G service launching in the first half of 2019.

These deployments are contributing to Sprint providing customers with a better network experience, as seen in Speedtest Intelligence data from Ookla.

•	Best-ever showing with the fastest average download speed in 123 cities, including Seattle, Pittsburgh, Denver, and Honolulu.[1]

•	Most improved network among national carriers with national average download speeds up 31.5 percent year-over-year.[2]

The company has reached nationwide deployment with LTE Advanced features such as 256 QAM, 4X4 MIMO, and two- and three-channel carrier aggregation, a milestone on the road to 5G. These enhancements are expected to deliver up to two times faster speeds than Sprint 4G LTE on capable devices.

______________________________
1 Analysis by Ookla® of Speedtest Intelligence® data average download speeds from 7/1/18 to 9/30/18 for all mobile results.
2 Analysis by Ookla® of Speedtest Intelligence® data comparing average download speeds from September 2017 to September 2018 for all mobile results.

News Release

Becoming a Digital-First Company
Sprint is leading the U.S. telecommunications industry in leveraging digital capabilities, including boosting sales in digital channels, leveraging artificial intelligence to improve customer care interactions, and utilizing deep dive analytics to identify customer issues.

•	Postpaid gross additions in digital channels increased nearly 60 percent year-over-year.

•	Nearly 20 percent of postpaid upgrades were in digital channels in the quarter.

•	More than 25 percent of all Sprint customer care chats are now performed by virtual agents using artificial intelligence.

Fiscal Year 2018 Outlook

•
Due to strong year-to-date performance, the company is increasing its expectation for adjusted EBITDA* to a range of $12.4 billion to $12.7 billion. The previous expectation was $12.0 billion to $12.5 billion.

•
Excluding the impact of the new revenue recognition standard, the company is also increasing its expectation for adjusted EBITDA* to a range of $11.7 billion to $12.0 billion. The previous expectation was $11.3 billion to $11.8 billion.

•	The company expects cash capital expenditures excluding leased devices to be $5.0 billion to $5.5 billion. The previous expectation was $5.0 billion to $6.0 billion.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Wednesday, October 31, 2018

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 6693758)

◦	International: 443-961-0242 (ID: 6693758)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, David.Tovar@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17
Net additions (losses) (in thousands)
Postpaid	109	123	168	232	129
Postpaid phone	(34)	87	279	53	367
Prepaid	(14)	3	95	(11)	130
Wholesale and affiliate	(115)	(69)	115	(184)	180
Total wireless net (losses) additions	(20)	57	378	37	439

End of period connections (in thousands)
Postpaid (a) (c) (d)	32,296	32,187	31,686	32,296	31,686
Postpaid phone (a) (c)	26,813	26,847	26,432	26,813	26,432
Prepaid (a) (b) (c) (e)	9,019	9,033	8,765	9,019	8,765
Wholesale and affiliate (b) (c) (f)	13,232	13,347	13,576	13,232	13,576
Total end of period connections	54,547	54,567	54,027	54,547	54,027

Churn
Postpaid	1.78%	1.63%	1.72%	1.71%	1.69%
Postpaid phone	1.73%	1.55%	1.59%	1.64%	1.55%
Prepaid	4.74%	4.17%	4.83%	4.45%	4.70%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	2,585	2,429	2,158	2,585	2,158
Wholesale and affiliate	10,838	10,963	11,221	10,838	11,221
Total	13,423	13,392	13,379	13,423	13,379

ARPU (g)
Postpaid	$43.99	$43.55	$46.00	$43.77	$46.65
Postpaid phone	$50.16	$49.57	$52.34	$49.86	$53.13
Prepaid	$35.40	$36.27	$37.83	$35.83	$38.04
NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17
ABPA*
Postpaid service revenue	$4,255	$4,188	$4,363	$8,443	$8,829
Add: Installment plan and non-operating lease billings	326	352	397	678	765
Add: Equipment rentals	1,253	1,212	966	2,465	1,865
Total for postpaid connections	$5,834	$5,752	$5,726	$11,586	$11,459

Average postpaid accounts (in thousands)	11,207	11,176	11,277	11,192	11,295
Postpaid ABPA* (h)	$173.53	$171.57	$169.25	$172.55	$169.10
	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17
Postpaid phone ABPU*
Postpaid phone service revenue	$4,038	$3,977	$4,132	$8,015	$8,346
Add: Installment plan and non-operating lease billings	279	307	358	586	690
Add: Equipment rentals	1,247	1,204	953	2,451	1,840
Total for postpaid phone connections	$5,564	$5,488	$5,443	$11,052	$10,876

Postpaid average phone connections (in thousands)	26,838	26,745	26,312	26,792	26,182
Postpaid phone ABPU* (i)	$69.10	$68.41	$68.95	$68.75	$69.23
(a) During the three-month period ended June 30, 2018, we ceased selling devices in our installment billing program under one of our brands and as a result, 45,000 subscribers were migrated back to prepaid.
(b) Sprint is no longer reporting Lifeline subscribers due to regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline MVNOs.
(c) As a result of our affiliate agreement with Shentel, certain subscribers have been transferred from postpaid and prepaid to affiliates. During the three-month period ended June 30, 2018, 10,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates. During the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates.
(d) During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.
(e) During the three-month period ended September 30, 2017, the Prepaid Data Share platform It's On was decommissioned as the Company continues to focus on higher value contribution offerings resulting in a 49,000 reduction to prepaid end of period subscribers.
(f) On April 1, 2018, approximately 115,000 wholesale subscribers were removed from the subscriber base with no impact to revenue.
(g) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(h) Postpaid ABPA* is calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.
(i) Postpaid phone ABPU* is calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid phone connections during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Postpaid activations (in thousands)	3,772	3,473	3,917	7,245	7,585
Postpaid activations financed	81%	83%	85%	82%	85%
Postpaid activations - operating leases	59%	70%	68%	64%	62%

Installment plans
Installment sales financed	$255	$213	$268	$468	$821
Installment billings	$292	$325	$373	$617	$741
Installment receivables, net	$838	$983	$1,583	$838	$1,583

Equipment rentals and depreciation - equipment rentals
Equipment rentals	$1,253	$1,212	$966	$2,465	$1,865
Depreciation - equipment rentals	$1,181	$1,136	$888	$2,317	$1,742

Leased device additions
Cash paid for capital expenditures - leased devices	$1,707	$1,817	$1,706	$3,524	$3,065

Leased devices
Leased devices in property, plant and equipment, net	$6,184	$6,213	$4,709	$6,184	$4,709

Leased device units
Leased devices in property, plant and equipment (units in thousands)	15,392	15,169	13,019	15,392	13,019

Leased device and receivables financings net proceeds
Proceeds	$1,527	$1,356	$789	$2,883	$1,554
Repayments	(1,200)	(1,070)	(1,148)	(2,270)	(1,421)
Net proceeds (repayments) of financings related to devices and receivables	$327	$286	$(359)	$613	$133

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Net operating revenues
Service revenue	$5,762	$5,740	$5,967	$11,502	$12,038
Equipment sales	1,418	1,173	994	2,591	2,181
Equipment rentals	1,253	1,212	966	2,465	1,865
Total net operating revenues	8,433	8,125	7,927	16,558	16,084
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,694	1,677	1,698	3,371	3,407
Cost of equipment sales	1,517	1,270	1,404	2,787	2,949
Cost of equipment rentals (exclusive of depreciation below)	151	124	112	275	224
Selling, general and administrative	1,861	1,867	2,013	3,728	3,951
Depreciation - network and other	1,021	1,023	997	2,044	1,974
Depreciation - equipment rentals	1,181	1,136	888	2,317	1,742
Amortization	159	171	209	330	432
Other, net	71	42	5	113	(359)
Total net operating expenses	7,655	7,310	7,326	14,965	14,320
Operating income	778	815	601	1,593	1,764
Interest expense	(633)	(637)	(595)	(1,270)	(1,208)
Other income (expense), net	79	42	44	121	(8)
Income before income taxes	224	220	50	444	548
Income tax expense	(17)	(47)	(98)	(64)	(390)
Net income (loss)	207	173	(48)	380	158
Less: Net (income) loss attributable to noncontrolling interests	(11)	3	—	(8)	—
Net income (loss) attributable to Sprint Corporation	$196	$176	$(48)	$372	$158

Basic net income (loss) per common share attributable to Sprint Corporation	$0.05	$0.04	$(0.01)	$0.09	$0.04
Diluted net income (loss) per common share attributable to Sprint Corporation	$0.05	$0.04	$(0.01)	$0.09	$0.04
Basic weighted average common shares outstanding	4,061	4,010	3,998	4,036	3,996
Diluted weighted average common shares outstanding	4,124	4,061	3,998	4,095	4,080

Effective tax rate	7.6%	21.4%	196.0%	14.4%	71.2%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Net income (loss)	$207	$173	$(48)	$380	$158
Income tax expense	17	47	98	64	390
Income before income taxes	224	220	50	444	548
Other (income) expense, net	(79)	(42)	(44)	(121)	8
Interest expense	633	637	595	1,270	1,208
Operating income	778	815	601	1,593	1,764
Depreciation - network and other	1,021	1,023	997	2,044	1,974
Depreciation - equipment rentals	1,181	1,136	888	2,317	1,742
Amortization	159	171	209	330	432
EBITDA* (1)	3,139	3,145	2,695	6,284	5,912
Loss (gain) from asset dispositions, exchanges, and other, net (2)	68	—	—	68	(304)
Severance and exit costs (3)	25	8	—	33	—
Contract terminations (4)	—	34	—	34	(5)
Merger costs (5)	56	93	—	149	—
Litigation and other contingencies (6)	—	—	—	—	(55)
Hurricanes (7)	(32)	—	34	(32)	34
Adjusted EBITDA* (1)	$3,256	$3,280	$2,729	$6,536	$5,582

Adjusted EBITDA margin*	56.5%	57.1%	45.7%	56.8%	46.4%

Selected items:
Cash paid for capital expenditures - network and other	$1,266	$1,132	$692	$2,398	$1,843
Cash paid for capital expenditures - leased devices	$1,707	$1,817	$1,706	$3,524	$3,065

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Net operating revenues
Service revenue
Postpaid	$4,255	$4,188	$4,363	$8,443	$8,829
Prepaid	954	982	990	1,936	1,989
Wholesale, affiliate and other	289	290	296	579	555
Total service revenue	5,498	5,460	5,649	10,958	11,373

Equipment sales	1,418	1,173	994	2,591	2,181
Equipment rentals	1,253	1,212	966	2,465	1,865
Total net operating revenues	8,169	7,845	7,609	16,014	15,419

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,466	1,429	1,422	2,895	2,834
Cost of equipment sales	1,517	1,270	1,404	2,787	2,949
Cost of equipment rentals (exclusive of depreciation below)	151	124	112	275	224
Selling, general and administrative	1,749	1,704	1,936	3,453	3,811
Depreciation - network and other	968	972	944	1,940	1,869
Depreciation - equipment rentals	1,181	1,136	888	2,317	1,742
Amortization	159	171	209	330	432
Other, net	58	37	5	95	(309)
Total net operating expenses	7,249	6,843	6,920	14,092	13,552
Operating income	$920	$1,002	$689	$1,922	$1,867

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Operating income	$920	$1,002	$689	$1,922	$1,867
Loss (gain) from asset dispositions, exchanges, and other, net (2)	68	—	—	68	(304)
Severance and exit costs (3)	12	3	—	15	(5)
Contract terminations (4)	—	34	—	34	(5)
Hurricanes (7)	(32)	—	34	(32)	34
Depreciation - network and other	968	972	944	1,940	1,869
Depreciation - equipment rentals	1,181	1,136	888	2,317	1,742
Amortization	159	171	209	330	432
Adjusted EBITDA* (1)	$3,276	$3,318	$2,764	$6,594	$5,630

Adjusted EBITDA margin*	59.6%	60.8%	48.9%	60.2%	49.5%

Selected items:
Cash paid for capital expenditures - network and other	$1,101	$1,019	$549	$2,120	$1,514
Cash paid for capital expenditures - leased devices	$1,707	$1,817	$1,706	$3,524	$3,065

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Net operating revenues	$328	$338	$409	$666	$842

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	295	311	372	606	759
Selling, general and administrative	53	69	66	122	123
Depreciation and amortization	51	49	49	100	100
Other, net	13	5	—	18	5
Total net operating expenses	412	434	487	846	987
Operating loss	$(84)	$(96)	$(78)	$(180)	$(145)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Operating loss	$(84)	$(96)	$(78)	$(180)	$(145)
Severance and exit costs (3)	13	5	—	18	5
Depreciation and amortization	51	49	49	100	100
Adjusted EBITDA*	$(20)	$(42)	$(29)	$(62)	$(40)

Adjusted EBITDA margin*	-6.1%	-12.4%	-7.1%	-9.3%	-4.8%

Selected items:
Cash paid for capital expenditures - network and other	$55	$51	$40	$106	$102

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year To Date
	9/30/18	9/30/17
Operating activities
Net income	$380	$158
Depreciation and amortization	4,691	4,148
Provision for losses on accounts receivable	166	199
Share-based and long-term incentive compensation expense	68	87
Deferred income tax expense	39	364
Gains from asset dispositions and exchanges	—	(479)
Loss on early extinguishment of debt	—	65
Amortization of long-term debt premiums, net	(67)	(90)
Loss on disposal of property, plant and equipment	343	410
Deferred purchase price from sale of receivables	(223)	(640)
Other changes in assets and liabilities:
Accounts and notes receivable	85	(179)
Inventories and other current assets	168	541
Accounts payable and other current liabilities	(95)	(161)
Non-current assets and liabilities, net	(384)	183
Other, net	186	120
Net cash provided by operating activities	5,357	4,726

Investing activities
Capital expenditures - network and other	(2,398)	(1,843)
Capital expenditures - leased devices	(3,524)	(3,065)
Expenditures relating to FCC licenses	(70)	(19)
Change in short-term investments, net	(832)	3,834
Proceeds from sales of assets and FCC licenses	272	218
Proceeds from deferred purchase price from sale of receivables	223	640
Other, net	42	(2)
Net cash used in investing activities	(6,287)	(237)

Financing activities
Proceeds from debt and financings	2,944	1,860
Repayments of debt, financing and capital lease obligations	(2,928)	(4,261)
Debt financing costs	(248)	(9)
Call premiums paid on debt redemptions	—	(129)
Proceeds from issuance of common stock, net	276	1
Other, net	—	(22)
Net cash provided by (used in) financing activities	44	(2,560)

Net (decrease) increase in cash, cash equivalents and restricted cash	(886)	1,929

Cash, cash equivalents and restricted cash, beginning of period	6,659	2,942
Cash, cash equivalents and restricted cash, end of period	$5,773	$4,871

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Net cash provided by operating activities	$2,927	$2,430	$2,802	$5,357	$4,726

Capital expenditures - network and other	(1,266)	(1,132)	(692)	(2,398)	(1,843)
Capital expenditures - leased devices	(1,707)	(1,817)	(1,706)	(3,524)	(3,065)
Expenditures relating to FCC licenses, net	(11)	(59)	(6)	(70)	(19)
Proceeds from sales of assets and FCC licenses	139	133	117	272	218
Proceeds from deferred purchase price from sale of receivables	53	170	265	223	640
Other investing activities, net	63	(3)	(1)	60	(2)
Free cash flow*	$198	$(278)	$779	$(80)	$655
Net proceeds (repayments) of financings related to devices and receivables	327	286	(359)	613	133
Adjusted free cash flow*	$525	$8	$420	$533	$788

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	9/30/18	3/31/18
ASSETS
Current assets
Cash and cash equivalents	$5,726	$6,610
Short-term investments	3,186	2,354
Accounts and notes receivable, net	3,555	3,711
Device and accessory inventory	859	1,003
Prepaid expenses and other current assets	1,121	575
Total current assets	14,447	14,253

Property, plant and equipment, net	20,816	19,925
Costs to acquire a customer contract	1,379	—
Goodwill	6,598	6,586
FCC licenses and other	41,373	41,309
Definite-lived intangible assets, net	2,075	2,465
Other assets	1,163	921
Total assets	$87,851	$85,459

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$4,210	$3,409
Accrued expenses and other current liabilities	3,370	3,962
Current portion of long-term debt, financing and capital lease obligations	5,346	3,429
Total current liabilities	12,926	10,800

Long-term debt, financing and capital lease obligations	35,329	37,463
Deferred tax liabilities	7,704	7,294
Other liabilities	3,428	3,483
Total liabilities	59,387	59,040

Stockholders' equity
Common stock	41	40
Treasury shares, at cost	(15)	—
Paid-in capital	28,251	27,884
Retained earnings (accumulated deficit)	432	(1,255)
Accumulated other comprehensive loss	(308)	(313)
Total stockholders' equity	28,401	26,356
Noncontrolling interests	63	63
Total equity	28,464	26,419
Total liabilities and equity	$87,851	$85,459

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	9/30/18	3/31/18

Total debt	$40,675	$40,892
Less: Cash and cash equivalents	(5,726)	(6,610)
Less: Short-term investments	(3,186)	(2,354)
Net debt*	$31,763	$31,928

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		9/30/18
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
7.625% Senior notes due 2026	03/01/2026	1,500
Sprint Corporation		12,000

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	2,625
4.738% Senior secured notes due 2025	03/20/2025	2,100
5.152% Senior secured notes due 2028	03/20/2028	1,838
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		6,563

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
9% Guaranteed notes due 2018	11/15/2018	1,753
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		8,033

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Credit facilities
PRWireless secured term loan	06/28/2020	181
Secured equipment credit facilities	2021 - 2022	461
Secured term loan	02/03/2024	3,940
Credit facilities		4,582

Accounts receivable facility	2020	3,024

Financing obligations	2021	129

Capital leases and other obligations	2019 - 2026	478
Total principal		41,013

Net premiums and debt financing costs		(338)
Total debt		$40,675

News Release

RECONCILIATION OF ADJUSTMENTS FROM THE ADOPTION OF TOPIC 606 RELATIVE TO TOPIC 605 ON CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Three Months Ended September 30, 2018			Six Months Ended September 30, 2018
	As reported	Balances without adoption of Topic 606	Change	As reported	Balances without adoption of Topic 606	Change

Net operating revenues
Service revenue	$5,762	$5,935	$(173)	$11,502	$11,818	$(316)
Equipment sales	1,418	1,067	351	2,591	1,959	632
Equipment rentals	1,253	1,270	(17)	2,465	2,498	(33)
Total net operating revenues	8,433	8,272	161	16,558	16,275	283
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,694	1,714	(20)	3,371	3,402	(31)
Cost of equipment sales	1,517	1,468	49	2,787	2,716	71
Cost of equipment rentals (exclusive of depreciation below)	151	151	—	275	275	—
Selling, general and administrative	1,861	1,954	(93)	3,728	3,902	(174)
Depreciation - network and other	1,021	1,021	—	2,044	2,044	—
Depreciation - equipment rentals	1,181	1,181	—	2,317	2,317	—
Amortization	159	159	—	330	330	—
Other, net	71	71	—	113	113	—
Total net operating expenses	7,655	7,719	(64)	14,965	15,099	(134)
Operating income	778	553	225	1,593	1,176	417
Total other expense	(554)	(554)	—	(1,149)	(1,149)	—
Income (loss) before income taxes	224	(1)	225	444	27	417
Income tax (expense) benefit	(17)	30	(47)	(64)	23	(87)
Net income	207	29	178	380	50	330
Less: Net income attributable to noncontrolling interests	(11)	(11)	—	(8)	(8)	—
Net income attributable to Sprint Corporation	$196	$18	$178	$372	$42	$330

Basic net income per common share attributable to Sprint Corporation	$0.05	$—	$0.05	$0.09	$0.01	$0.08
Diluted net income per common share attributable to Sprint Corporation	$0.05	$—	$0.05	$0.09	$0.01	$0.08
Basic weighted average common shares outstanding	4,061	4,061	—	4,036	4,036	—
Diluted weighted average common shares outstanding	4,124	4,124	—	4,095	4,095	—

News Release

RECONCILIATION OF ADJUSTMENTS FROM THE ADOPTION OF TOPIC 606 RELATIVE TO TOPIC 605 ON CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	September 30, 2018
	As reported	Balances without adoption of Topic 606	Change

ASSETS
Current assets
Accounts and notes receivable, net	$3,555	$3,470	$85
Device and accessory inventory	859	881	(22)
Prepaid expenses and other current assets	1,121	691	430
Costs to acquire a customer contract	1,379	—	1,379
Other assets	1,163	1,004	159

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued expenses and other current liabilities	$3,370	$3,397	$(27)
Deferred tax liabilities	7,704	7,251	453
Other liabilities	3,428	3,460	(32)

Stockholders' equity
Retained earnings (accumulated deficit)	432	(1,205)	1,637

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of equipment sales but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as revenue from equipment sales at the point of sale and the cost of the device is recognized as cost of equipment sales. During the three and six month periods ended September 30, 2018, we leased devices through our Sprint direct channels totaling approximately $1,094 million and $2,257, respectively, which would have increased cost of equipment sales and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact in our indirect channels from the time value of money element related to the imputed interest on the installment receivable.

(2)
During the second quarter of fiscal year 2018 and the first quarter of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, during the first quarter of fiscal year 2017 the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers.

(3)
During the second and first quarters of fiscal year 2018, severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(4)
During the first quarter of fiscal year 2018, contract termination costs are primarily due to the purchase of certain leased spectrum assets, which upon termination of the spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances. During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack).

(5)	During the second and first quarters of fiscal year 2018, we recorded merger costs of $56 million and $93 million, respectively, due to the proposed Business Combination Agreement with T-Mobile.

(6)	During the first quarter of fiscal year 2017, we recorded a $55 million reduction in legal reserves related to favorable developments in pending legal proceedings.

(7)
During the second quarter of fiscal year 2018 we recognized hurricane-related reimbursements of $32 million. During the second quarter of fiscal year 2017 we recorded estimated hurricane-related charges of $34 million, consisting of customer service credits, incremental roaming costs, network repairs and replacements.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid account each month.

Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short-term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.5 million connections as of Sept. 30, 2018 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching the first 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###